Exhibit 99.2

REGAL REXNORD CORPORATION

OFFER TO EXCHANGE

$1,100,000,000 aggregate principal amount of its 6.050% Senior Notes due 2026 (the “New 2026 Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all of its outstanding 6.050% Senior Notes due 2026 (CUSIPs 758750AC7 and U7584RAA4) (the “Old 2026 Notes”)

$1,250,000,000 aggregate principal amount of its 6.050% Senior Notes due 2028 that have been registered under the Securities Act (the “New 2028 Notes”) for any and all of its outstanding 6.050% Senior Notes due 2028 (CUSIPs 758750AD5 and U7584RAB2) (the “Old 2028 Notes”)

$1,100,000,000 aggregate principal amount of its 6.300% Senior Notes due 2030 that have been registered under the Securities Act (the “New 2030 Notes”) for any and all of its outstanding 6.300% Senior Notes due 2030 (CUSIPs 758750AE3 and U7584RAC0) (the “Old 2030 Notes”)

$1,250,000,000 aggregate principal amount of its 6.400% Senior Notes due 2033 that have been registered under the Securities Act (the “New 2033 Notes” and, together with the New 2026 Notes, the New 2028 Notes and the New 2030 Notes, the “New Notes”) for any and all of its outstanding 6.400% Senior Notes due 2033 (CUSIPs 758750AF0 and U7584RAD8) (the “Old 2033 Notes” and, together with the Old 2026 Notes, the Old 2028 Notes and the Old 2030 Notes, the “Old Notes”)

Pursuant to Prospectus dated               , 2024

, 2024

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Regal Rexnord Corporation, a Wisconsin corporation (the “Company”), is offering, upon the terms and subject to the conditions set forth in the prospectus dated , 2024 (the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) up to $1,100,000,000 aggregate principal amount of 6.050% Senior Notes due 2026 (CUSIPs 758750AC7 and U7584RAA4), $1,250,000,000 aggregate principal amount of 6.050% Senior Notes due 2028 (CUSIPs 758750AD5 and U7584RAB2), $1,100,000,000 aggregate principal amount of 6.300% Senior Notes due 2030 (CUSIPs 758750AE3 and U7584RAC0) and $1,250,000,000 aggregate principal amount of 6.400% Senior Notes due 2033 (CUSIPs 758750AF0 and U7584RAD8), which have been registered under the Securities Act of 1933, as amended, in each case in exchange for a like aggregate principal amount of Old Notes of the corresponding series. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated January 24, 2023, among the Company, the guarantors named therein and the representative of the initial purchasers of the Old Notes referred to therein. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus and the Letter of Transmittal.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated , 2024;

2.	The Letter of Transmittal for your use and for the information of your clients; and

3.	A form of letter which may be sent to your clients for whose account you hold Old Notes, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2024, unless extended by the Company (the “Expiration Date”). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn (subject to compliance with the procedures set forth in the Prospectus and the Letter of Transmittal) no later than 5:00 p.m., New York City time, on the Expiration Date.

To participate in the Exchange Offer, you must deliver to U.S. Bank Trust Company, National Association, as exchange agent (the “Exchange Agent”) for the Exchange Offer, prior to 5:00 p.m., New York City Time, on the Expiration Date (a) either a properly completed and duly executed Letter of Transmittal with any required signatures guarantees or a computer-generated message transmitted by The Depository Trust Company (“DTC”) to and received by the Exchange Agent and forming a part of the Book-Entry Confirmation (as defined below) stating that the holder of the Old Notes acknowledges and agrees to be bound by the terms of the Letter of Transmittal, (b) certificates evidencing the Old Notes you are tendering in the Exchange Offer or an electronic confirmation from DTC of the book-entry transfer of the Old Notes you are tendering into the Exchange Agent’s account at DTC (a “Book-Entry Confirmation”), and (c) all other required documentation, all in accordance with the instructions and procedures set forth in the Prospectus and Letter of Transmittal.

The Company will not pay any discounts, fees or commissions, or make any other payments, to brokers, dealers or other persons for soliciting the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all transfer taxes incident to the transfer of Old Notes by the holder to the Company pursuant to the Exchange Offer, except as otherwise set forth in Instruction 5 of the Letter of Transmittal.

Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank Trust Company, National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the first page of the Letter of Transmittal and in the Prospectus under the caption “The Exchange Offer—Exchange Agent.”

Very truly yours,

REGAL REXNORD CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

Enclosures

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